Exhibit 99.1

Contacts:
Media
Alecia Pulman (203) 682-8224
apulman@icrinc.com

For Immediate Release

Investor Relations
Tom Ryan (203) 682-8200
tryan@icrinc.com

Raphael Gross (203) 682-8253
rgross@icrinc.com

Ruth’s Hospitality Group, Inc. Reports Fourth Quarter 2010 Financial Results

HEATHROW, Fla.—(BUSINESS WIRE)—February 18, 2011—Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) today reported unaudited financial results for its fourth quarter ended December 26, 2010.

Highlights for the fourth quarter of 2010 compared to the fourth quarter of 2009 were as follows:

•	Total revenues were $94.1 million compared to $87.4 million in the prior year.

•

Net income available to preferred and common shareholders of $3.9 million, or $0.09 per diluted share, compared to a net loss of $2.7 million, or $0.11 net loss per diluted share, in the fourth quarter of 2009. Excluding a $0.5 million tax benefit in the fourth quarter of 2010, net income was $0.08 per diluted share. Excluding one-time charges, net income in the prior year was $0.11 per diluted share.

•	Company-owned comparable restaurant sales for Ruth’s Chris Steak House increased 9.2%. Company-owned comparable restaurant sales for Mitchell’s Fish Market decreased 2.1%.

•	Food and beverage costs, as a percentage of restaurant sales, increased 140 basis points to 30.5%, primarily due to unfavorable beef costs.

•	Restaurant operating expenses, as a percentage of restaurant sales, decreased 180 basis points to 50.9%, primarily due to sales leveraging on fixed costs.

•	General and administrative expenses decreased $0.8 million to $6.5 million, primarily due to a reduction in severance and legal costs.

•	Depreciation and amortization expenses, as a percentage of total revenues, decreased 70 basis points to 4.0%, primarily due to the home office building sale in the fourth quarter of 2009.

•	Interest expense decreased by $0.8 million to $0.9 million in the fourth quarter of 2010.

•

At the end of the fourth quarter of 2010, the Company had $51.0 million in debt outstanding under its senior credit agreement. This represents a reduction of $16.0 million from the September 26, 2010 balance of $67.0 million.

Michael P. O’Donnell, Chairman, President and Chief Executive Officer of Ruth’s Hospitality Group, Inc., stated, “We delivered a solid performance in the fourth quarter marked by top-line growth and bottom-line improvement. We also strengthened our balance sheet through aggressive debt reduction. Our 2010 holiday season was our most successful in three years, and we are encouraged by our guests’ renewed interest in upscale dining, which has continued thus far into 2011. While beef inflation could pose some cost challenges to us this year, we are confident in our ability to selectively take pricing and thereby mitigate margin impact. Overall, we are encouraged by the momentum in our business, and look forward to another successful year at Ruth’s Hospitality.”

Review of Operating Results

Total revenues, which include Company-owned restaurant sales, franchise income, and other operating income, were $94.1 million compared to $87.4 million in the fourth quarter of 2009.

Company-owned restaurant sales increased 8.0% to $90.4 million for the fourth quarter of 2010 from $83.8 million in the same quarter last year. Total operating weeks increased 1.2% to 1,131 from 1,118.

Average weekly sales for Ruth’s Chris Steak House were $86 thousand in the fourth quarter of 2010 compared to $79 thousand in the fourth quarter of 2009. Average weekly sales at Mitchell’s Fish Market were $62 thousand compared to $64 thousand in the prior year fourth quarter.

For the fourth quarter of 2010, Company-owned comparable restaurant sales at Ruth’s Chris Steak House increased 9.2%, which consisted of an entrée increase of 9.4% along with an average check decline of 0.1%. Approximately 1.6% of the comparable restaurant sales result is attributable to additional restaurants being open on Thanksgiving Day in 2010 versus 2009. Comparable restaurant sales at Mitchell’s Fish Market decreased 2.1%, which consisted of an entrée decrease of 4.4% and an average check increase of 2.4%.

Franchise income increased 5.5% to $3.2 million in the fourth quarter of 2010 from $3.0 million in the prior year fourth quarter. Comparable franchise-owned restaurant sales increased 9.5%.

Operating income was $6.0 million in the fourth quarter of 2010 compared to a loss of $4.3 million in the prior year fourth quarter.

Net income available to preferred and common shareholders was $3.9 million, or $0.09 per diluted share, compared to a net loss of $2.7 million, or $0.11 net loss per diluted share, in the fourth quarter of 2009.

Net income for the fourth quarter of 2010 included $0.8 million of non-cash impairment charges, a non-cash benefit of $0.8 million in connection with a lease settlement, and a $0.5 million one-time income tax benefit. Excluding these items, net income available to preferred and common shareholders was $0.08 per diluted share for the fourth quarter of 2010. Net loss for the fourth quarter of 2009 included $8.3 million in non-cash impairment charges, a $0.8 million loss on the sale of the Company’s home office building, $0.4 million in severance costs, and a recovery of $0.4 million on a previously written down lease. Excluding these charges, on a tax adjusted basis, net income for the fourth quarter of 2009 was $0.11 per diluted share.

Financial Outlook

Based on current information, Ruth’s Hospitality Group, Inc. is providing the following 2011 outlook:

•	Cost of goods sold of 30.5% to 31.5% of restaurant sales

•	Marketing and advertising of 3.0% to 3.5% of total revenues

•	General and administrative expenses of $23 million to $25 million

•	Effective tax rate of 25% to 30%

•	Capital expenditures of $10 million to $12 million

•	Free cash flow of $21 to $23 million

•	Fully-diluted shares outstanding of 43.0 million to 44.0 million

Conference Call

The Company will host a conference call to discuss fourth quarter 2010 financial results today at 8:30 AM Eastern Time. Hosting the call will be Mike O’Donnell, Chairman, President and Chief Executive Officer, and Bob Vincent, Executive Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-741-4241 or for international callers by dialing 719-325-4865. A replay will be available one hour after the call and can be accessed by dialing 877-870-5176 or 858-384-5517 for international callers; the password is 2814863. The replay will be available until February 25, 2011. The call will also be webcast live from the Company’s website at www.rhgi.com under the investor relations section.

About Ruth’s Hospitality Group, Inc.

Ruth’s Hospitality Group, Inc. (NASDAQ: RUTH) is a leading restaurant company focused exclusively on the upscale dining segment. The Company owns the Ruth’s Chris Steak House, Mitchell’s Fish Market, Mitchell’s Steakhouse and Cameron’s Steakhouse concepts. With more than 150 Company- and franchisee-owned locations worldwide, Ruth’s Hospitality Group, Inc. was founded in 1965 and is headquartered in Heathrow, Fla.

For further information about our restaurants, to make reservations, or to purchase gift cards, please visit: www.RuthsChris.com, www.MitchellsFishMarket.com, www.MitchellsSteakhouse.com and www.Camerons-Steakhouse.com. For more information about Ruth’s Hospitality Group, Inc., please visit www.rhgi.com.

RUTH’S HOSPITALITY GROUP, INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(dollar amounts in thousands, except share and per share data)

	13 Weeks Ending		52 Weeks Ending
	December 27,	December 26,	December 27,	December 26,
	2009	2010	2009	2010

Revenues:
Restaurant sales	$83,763	$90,443	$330,533	$342,363
Franchise income	3,008	3,174	10,533	11,532
Other operating income	603	500	3,564	3,730

Total revenues	87,374	94,117	344,630	357,625

Costs and expenses:
Food and beverage costs	24,396	27,563	96,934	101,917
Restaurant operating expenses	44,158	46,049	176,995	180,772
Marketing and advertising	2,783	3,391	11,697	11,615
General and administrative costs	7,309	6,496	23,777	22,800
Depreciation and amortization expenses	4,124	3,776	16,499	15,360
Pre-opening costs	—	3	16	387
Loss on impairment	8,348	805	8,634	805
Restructuring expense (benefit)	(379)	—	40	(1,683)
Loss on the disposal of property and equipment, net	943	21	1,963	21

Operating income (loss)	(4,308)	6,013	8,075	25,631

Other income (expense):
Interest expense, net	(1,694)	(927)	(7,754)	(4,244)
Other	172	(37)	532	(182)

Income (loss) from continuing operations before income tax	(5,830)	5,049	853	21,205

Income tax expense (benefit)	(2,871)	893	(1,668)	4,642

Income (loss) from continuing operations	(2,959)	4,156	2,521	16,563

Loss (income) on discontinued operations, net of income tax benefit (expense)	(262)	(474)	102	606

Net income (loss)	$(2,697)	$4,630	$2,419	$15,957

Preferred stock dividends	—	623	—	2,178

Accretion of preferred stock redemption value	—	88	—	309

Net income (loss) available to preferred and common shareholders	$(2,697)	$3,919	$2,419	$13,470

Basic earnings (loss) per common share:
Continuing operations	$(0.12)	$0.08	$0.11	$0.35
Discontinued operations	0.01	0.01	(0.01)	(0.01)

Basic earnings (loss) per share	$(0.11)	$0.09	$0.10	$0.34

Diluted earnings (loss) per common share:
Continuing operations	$(0.12)	$0.08	$0.11	$0.35
Discontinued operations	0.01	0.01	(0.01)	(0.01)

Diluted earnings (loss) per share	$(0.11)	$0.09	$0.10	$0.34

Shares used in computing net income (loss) per common share:
Basic	23,606,943	33,978,855	23,566,358	32,513,867

Diluted	23,606,943	42,981,033	23,733,260	40,239,854

RUTH’S HOSPITALITY GROUP, INC AND SUBSIDIARIES

Selected Balance Sheet Data

(dollar amounts in thousands)

	December 27, 2009	December 26, 2010
Cash and cash equivalents	1,681	5,018
Total assets	254,415	249,069
Long-term debt	125,500	51,000
Total shareholders’ equity	41,765	80,361